Exhibit 10.69

                             GENERAL PARTNERSHIP AND
                             CONTRIBUTION AGREEMENT
                                 OF CVS PARTNERS

     THIS GENERAL PARTNERSHIP AND CONTRIBUTION AGREEMENT (this "Agreement") entered into this ___day of January, 1996, by and among WILTECH CABLE TELEVISION SERVICES, INC., ("WCTV"), a Delaware corporation and THE WILTECH GROUP, INC. ("WilTech"), a Delaware corporation with offices at One Williams Center, PO Box 2400, Tulsa Oklahoma 74172 and CABLE VIDEO STORE, INC. ("CVSI"), a Delaware corporation and GRAFF PAY-PER-VIEW INC. ("GPPV"), a Delaware corporation with offices at 536 Broadway, 7th Floor, New York, New York 10012.

                              PRELIMINARY STATEMENT

CVSI, a wholly owned subsidiary of GPPV owns and operates the Cable Video Store network (the "Network"), a satellite delivered 24 hour a day, 7 day a week television network featuring Hollywood hit movies and other feature programming. CVSI also has installed a Vela Research video file server (the "Vela Server") in the USWest Video Dial Tone ("VDT") trial in Omaha, Nebraska and is a participant in other VDT initiatives (all of the foregoing is referred to as the "CVS Business").

WCTV directly and through Affiliates (as defined below) operates a fiber optic network which carries, among other things, video information.

CVSI and WCTV are forming the Company initially to take over and continue the operations of the CVS Business and ultimately to position itself as a leader in pay-per-view programming and as a video systems integration entity providing video content solutions in the form of (i) system-specific, long-form store and forward services (near-video-on-demand services); (ii) advanced application-specific software enabling and management systems; and (iii) advanced interactive television content applications (collectively, the "Proposed Business").

To carry out the parties' intention, CVSI and WCTV are forming this general partnership and entering into this operating agreement, and WCTV and CVSI are making the contributions and executing and delivering the agreements set forth below.

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         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

































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                                    SECTION 1
                                  DEFINED TERMS

     1.1 The following capitalized terms shall have the meanings specified in this Section 1. Other terms are defined in the text throughout this Agreement and shall have the meanings respectively ascribed to them:

          "ACT" means the general partnership law of the State of Oklahoma, as amended from time to time.

          "ADDRESSABLE HOUSEHOLDS" shall mean the number of households equipped with addressable decoders and capable of receiving a linear transmission of the Network delivered to the cable head end or IRD via satellite and where individual movies or features of the Company may be purchased and viewed on a pay-per-view ("PPV") basis, excluding any of such homes which receive the Company's programming by virtue of server-based technology.

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of a fiscal year, after giving effect to the following adjustments:

          (i) the deficit shall be decreased by the amounts which the Interest Holder is deemed obligated to restore under Treas. Reg. ss.1.704-2(g)(1) and (i)(5); and

          (ii) the deficit shall be increased by the items described in Treas. Reg. ss.1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          "AFFILIATE" means, with respect to any Partner, any Person: (i) which owns 50% or more of the voting interests in the Partner; or (ii) in which the Partner owns 50% or more of the voting interests; or (iii) in which 50% or more of the voting interests is owned by a Person who has a relationship with the Partner described in clause (i) or (ii) above.

          "AGREEMENT" means this Partnership Agreement, as amended from time to time in accordance with the terms hereof.

          "AVAILABLE CASH" means, at the time of determination, (i) all cash and cash equivalents on hand in the Company after repayment of all debts or other liabilities of the Company owed to third parties

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     or a Partner which are currently due , less (ii) the amount of any reserves established by the Executive Committee (in accordance with sound business practice) to fund the Partnership's cash requirements pursuant to budgets theretofore adopted in accordance with Section 5.4, and exclusive of (iii) capital contributed by the Interest Holders to the Company.

          "CALL" shall mean the right granted to WCTV pursuant to Section 6.4 to acquire a portion of CVSI's Interest in the Company.

          "CAPITAL ACCOUNT" means the account to be maintained and adjusted by the Company for each Interest Holder in accordance with the following provisions:

          (i) the Capital Account of an Interest Holder shall be credited with its Initial Capital Contribution and any additional Capital Contributions and its allocable share of Profits and any item of income or gain specially allocated to it under Section 4; and

          (ii) the Capital Account of an Interest Holder shall be debited with the amount of money and the fair market value of any property distributed to him (net of any liabilities of the Company that are assumed by the Interest Holder or to which the distributed property is subject) and his allocable share of Losses and any item of expense or loss specially allocated to him under Section 4.

          If an Interest is transferred under this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Treas. Reg. ss.1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

          "CAPITAL CONTRIBUTION" means the Initial Capital Contribution and, any additional Capital Contributions and cash and the fair market value of any other assets (net of liabilities assumed by the Company or to which the contributed assets are subject) contributed to the Company by an Interest Holder, but excluding the amount of any loans by a Partner in accordance with the terms hereof.

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          "CLOSING DATE" shall have the meaning set forth in Section 2.4.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision of any succeeding law.

          "COMPANY" means the general partnership operated in accordance with this Agreement.

          "FORMATION DATE" means the date this Agreement is executed.

          "GAAP" means, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

          "GEOGRAPHIC TERRITORY" shall mean the United States, its territories, protectorates and the geographic footprint of the satellite delivering the Network.

          "INITIAL CAPITAL CONTRIBUTION" shall mean the property contributed by WCTV and CVSI as provide for in Section 3.1 and 3.2 to the Company's capital with a value as determined under Section 3.3 and which shall be the parties' initial balances in their Capital Accounts.

          "INTEREST" means an Interest Holder's share of the Profits and Losses of, and the right to receive distributions from, the Company.

          "INTEREST HOLDER" means any Person who holds an Interest, whether as a Partner or an unadmitted assignee of a Partner; an Interest Holder who is not admitted to the Company as a Partner shall have no rights to appoint a Person to the Operating Committee or to vote on any matters to properly come before the Operating Committee.

          "INTEREST HOLDER MINIMUM GAIN" means an amount, with respect to each Interest Holder Nonrecourse Liability, equal to the Minimum Gain that would result (determined in accordance with the provisions of Treas. Reg. ss.1.704-2(i)(3)) if the Interest Holder Nonrecourse Liability became a Nonrecourse Liability.

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          "INTEREST HOLDER NONRECOURSE LIABILITY" means any Company liability to the extent the liability is nonrecourse (as determined under Treas. Reg. ss.1.1001-2) and an Interest Holder or a Person related to an Interest Holder (under Treas. Reg. ss.1.752-4(b)) bears the economic risk of loss with respect to such liability.

          "INVOLUNTARY WITHDRAWAL" means, with respect to any Partner, the occurrence of any event set forth in Section 6.7.2.

          "MEASUREMENT DATE" shall mean the last day of the month preceding the day in which the event requiring calculation of the Valuation Amount occurs.

          "MINIMUM GAIN" has the meaning set forth in Treas. Reg. ss. s 1.704-2(b)(2) and 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code
     Section 704(b).

          "NONRECOURSE DEDUCTIONS" has the meaning set forth in Treas. Reg. ss.1.704-2(b)(1). The amount of Nonrecourse Deductions for a fiscal year shall equal the net increase, if any, in the Minimum Gain for such year reduced (but not below zero) by the aggregate distributions made during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined in accordance with Treas. Reg. ss.1.704-2(c).

          "NONRECOURSE LIABILITY" means any liability of the Company with respect to which no Interest Holder and no Person related to an Interest Holder has personal liability or bears the risk of loss (as determined in accordance with Code Section 752 and the Regulations promulgated thereunder and Treas. Reg. ss.1.1001-2).

          "PARTNER" means CVSI and WCTV and any Person who subsequently is admitted as a Partner of the Company in accordance with Section 6.

          "PARTNERSHIP RIGHTS" means all of the rights of a Partner in the Company, including but not limited to a Partner's: (i) Interest; (ii) right to inspect the Company's books and records; and (iii) right to vote on matters coming before the Partners.

          "PERCENTAGE INTERESTS" shall mean the percentage interests in the Partnership held by CVSI and WCTV, as the case may be, as

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     initially determined in accordance with Section 3.1 and 3.2 and as adjusted from time to time as provided for in Sections 3.9, 6.4 and 6.5 or otherwise in this Agreement.

          "PERSON" means an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

          "POSITIVE CAPITAL ACCOUNT" means a Capital Account with a balance greater than zero.

          "PROFITS" and "LOSSES" means, for each fiscal year of the Company (or other period for which Profits or Losses must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

          (i) All items of income, gain, loss, deduction, or credit required to be stated separately under Code Section 703(a)(1) shall be included in computing taxable income or loss;

          (ii) Any tax-exempt income of the Company, not otherwise taken into account in computing Profits or Losses, shall be included in computing taxable income or loss;

          (iii) Any expenditure of the Company described in Code Section 705(a)(2)(B) (or treated as such under Treas. Reg. ss.1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses shall be subtracted from taxable income or loss; and

          (iv) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Profits or Losses.

          "RELATED AGREEMENTS" means, with respect to WCTV and WilTech, the Vyvx Services Agreement and with respect to CVSI and GPPV, the GPPV Services Agreement, the Trademark License Agreement, Assignment and Assumption Agreement (Affiliate, Studio License and VDT Agreements and Understandings), Asset Contribution Agreement, Assignment and Assumption of Office Lease and Assignment and Assumption of Equipment Leases.

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          "TAXES" means all federal, state, county, local and foreign income, ad valorem, excise, transfer, sales and use, gross receipts, gross revenue, excise, withholding, franchise, payroll, property, Social Security, unemployment, customs, duties and other taxes and similar duties and other governmental charges or assessments (including any deficiencies and interest and penalties relating thereto).

          "TRADEMARK LICENSE AGREEMENT" shall mean the license agreement entered into simultaneously with the execution hereof between the Company and GPPV and pertaining to the license of the CABLE VIDEO STORE name and related identity and other related names and marks, to the Company on the terms and conditions provided for therein.

          "TRANSFER" means, when used as a noun, any voluntary sale, assignment, attachment or other relinquishment, and, when used as a verb, means voluntarily to sell, assign or otherwise relinquish. A pledge, hypothecation or grant of a security interest, lien or other encumbrance or the voluntary act of doing any of the foregoing does not constitute a Transfer.

          "TREAS. REG." means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

          "VALUATION AMOUNT" shall mean an amount equal to (a) the sum of (i) $3.40 times the then-current number of Addressable Households on the Measurement Date and (ii) the net revenues (which exclude revenues retained by the cable systems and multiple system operators) from the server-based portion of the operations of the Company for the six months preceding the Measurement Date and (b) reduced by the amount of any loan made by a Partner or a third party to the Company (exclusive of trade payables incurred in the ordinary course). Such Valuation Amount may be verified via an audit.

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                                    SECTION 2
                               FORMATION AND NAME;
                         OFFICE; PURPOSE; TERM; CLOSING

     2.1 ORGANIZATION. The Company is being organized as a general partnership pursuant to the Act and the provisions of this Agreement upon the filing of the documents required by law or as the Partners shall determine are reasonably necessary or appropriate ("Filing Documents"). The Partners have prepared and executed and, promptly after the date hereof, will cause to be filed the Filing Documents with the appropriate governmental entities. The Partners shall cause all required publication and other formalities and acts required by the Act to be carried out and to qualify the Company to do business where required as determined by the Partners.

     2.2 NAME OF THE COMPANY. The name of the Company shall be "CVS Partners." The Company may do business under that name and under any other name or names which the Partners shall mutually select, provided the name is lawful under the Act. The Partners agree to execute such filings as are necessary to permit the Company to use the CVS Partners name or any other name the Company does business under which is different than that set forth in its Filing Document.

     2.3 PURPOSE. The Company is being formed to develop, own and operate the CVS Business and engage in the Proposed Business.

     2.4 TERM. The term of the Company will be formed on the Formation Date but will not commence business until the "Closing Date" which shall occur on the date (i) the parties shall have satisfied or waived the closing conditions set forth in Section 2.5 and (ii) the parties shall have made or waived the making of the closing deliveries set forth in Section 2.6. The parties may elect to hold a closing on the Closing Date or a date promptly following the Closing Date at such time and place as the parties shall determine or may waive the requirement of holding a closing. The Company shall continue in existence until January 1, 2030 unless its existence is sooner terminated pursuant to Section
7.1 or extended pursuant to Section 5.7.

     2.5 CLOSING CONDITIONS.

     2.5.1 CVSI. CVSI's and GPPV's obligation to the close is subject to the following conditions, any of which may be waived by it in its sole discretion:

     2.5.1.1 COMPLIANCE BY WCTV AND WILTECH. WCTV and WilTech shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by WCTV and WilTech prior to or on the Closing Date.

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     2.5.1.2 ACCURACY OF REPRESENTATIONS OF WCTV AND WILTECH. The
representations and warranties of WCTV and WilTech contained in this Agreement (including the exhibits hereto and the Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     2.5.1.3 MATERIAL ADVERSE CHANGE. No material adverse change with respect to WCTV and WilTech shall have occurred subsequent to November 30, 1995, nor shall any event or circumstance have occurred which would result in a material adverse change with respect to WCTV or WilTech.

     2.5.1.4 LITIGATION. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to WCTV's and WilTech's knowledge be threatened.

     2.5.1.5 RELATED AGREEMENTS. The Vyvx Services Agreement in the form attached as Exhibit A shall have been entered into.

     2.5.1.6 CASH. WCTV shall have made the cash portion of its contribution provided for in Section 3.2.

     2.5.17 DOCUMENTS. All documents and instruments required hereunder to be delivered by WCTV or WilTech to CVSI at the Closing shall be delivered in form and substance reasonably satisfactory to GPPV and its counsel.

     2.5.2 WCTV. WCTV's obligation to close is subject to the following conditions, any of which may be waived by it in its sole discretion:

     2.5.2.1 COMPLIANCE BY CVSI AND GPPV. CVSI and GPPV shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by CVSI and GPPV prior to or on the Closing Date.

     2.5.2.2 ACCURACY OF REPRESENTATIONS OF CVSI AND GPPV. The representations and warranties of CVSI and GPPV contained in this Agreement (including the exhibits hereto and the Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Formation Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

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     2.5.2.3 MATERIAL ADVERSE CHANGE. (a) No material adverse change with respect to CVSI, the Contributed Assets, the Network or the CVS Business shall have occurred subsequent to November 30, 1995 nor shall any event or circumstance have occurred which would result in a material adverse change with respect to CVSI, the Contributed Assets, the Network or the CVS Business, and
(b) no material adverse change with respect to GPPV shall have occurred subsequent to November 30, 1995, nor shall any event or circumstance have occurred which would result in a material adverse change with respect to GPPV, to the extent that any of the foregoing involves or relates to the Contributed Assets, the Network or the CVS Business.

     2.5.2.4 LITIGATION. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to CVSI's or GPPV's knowledge be threatened.

     2.5.2.5 RELATED AGREEMENTS. The GPPV Service Agreement in the form attached as Exhibit B and Trademark License Agreement in the form attached as Exhibit C, in a form and substance reasonably satisfactory to WilTech and its counsel, shall have been entered into.

     2.5.2.6 ASSIGNMENT AGREEMENTS. The Assignment and Assumption Agreement (Affiliation, Studio License and VDT Agreements) in the form attached as Exhibit D, Assignment and Assumption of Office Lease in the form attached as Exhibit E and Assignment and Assumption of Equipment Leases in three form attached as Exhibit F, in a form and substance reasonably satisfactory to WCTV, WilTech and its counsel, shall have been entered into.

     2.5.2.7 CONTRIBUTION AGREEMENT. The Asset Contribution Agreement in the form attached as Exhibit D pertaining to the Tangible Assets to be contributed to the Company , in a form and substance reasonably satisfactory to WCTV, WilTech and its counsel shall have been entered into.

     2.5.2.8 APPROVAL OF BANK; CONSENTS TO ASSIGNMENT. CVSI and GPPV shall have obtained the written approval of Midlantic Bank, N.A. ("Midlantic"), to and waivers required for, this Agreement and the transactions described herein including, without limitation such consents , waivers and releases (including UCC-3, Termination Statements) necessary for the formation of the Company and all assets being assigned, transferred, contributed or licensed to the Company free and clear of all liens and encumbrances and Midlantic's agreement to release any lien on a portion of CVSI's Interest upon WCTV's exercise of any call rights applicable to CVSI's interest hereunder if the proceeds therefrom are paid to Midlantic. CVSI and GPPV shall have obtained the written consent of such parties to the Dallas Office Lease, any agreements associated with the Vela Server and the VDT trials (each of such terms being hereinafter defined) and any equipment leases to be assigned as are required by the terms thereof.

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     2.5.2.9 EMPLOYMENT OF COO. Barry Goldberg shall have resigned as an officer and employee of GPPV and agreed to be employed by the Company as its COO (as hereinafter defined) as provided for in Section 5.2.

     2.5.2.10 SATISFACTION AS TO AGREEMENTS. After interviews (telephone or in person) by WilTech and GPPV representatives with representatives of the parties to such Studio License Agreements, Affiliate Agreements and enhanced PPV ("EPPV")(server-based) customers or potential customers as WCTV designates, WCTV is satisfied in its reasonable discretion that the subject Studio License Agreements, Affiliate Agreements and proposed EPPV agreements, and CVSI's relationship with the parties thereto will neither terminate nor be adversely affected to a material degree as a direct or indirect result of the execution, delivery or performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein or with respect to the EPPV customers or prospective customers, that there is a reasonable likelihood that agreements for EPPV services to be provided by the Company as contemplated in the business plan set forth in Exhibit G will be consummated. Such interviews shall take place within fifteen (15) business days of the Formation Date, or within such extended time period as the parties agree. WCTV shall notify GPPV of its decision, if any, not to close as a result of this section no later than three (3) business days after the date of the completion of the interviews; provided, however, that the time period within which the interviews shall take place, shall be extended by a reasonable amount of time if any of such interviews cannot take place within the original fifteen (15) day period as a result of the unavailability of or lack of cooperation by GPPV or the proposed interviewees. If WCTV is unable to complete the interviews within the applicable time frame due to a material delay attributable to WCTV, WCTV shall have been deemed to have waived this closing condition. If there is a delay in completing such interviews which is not attributable to GPPV or WCTV and which delays WCTV's decision by more than 25 days following the Formation date, CVSI shall have the option to not close as a result of this section and may do so by sending written notice to WCTV. In that event WCTV shall have two business days from its receipt of such notice to waive the conditions of this Section 2.5.2.10 in which event the Closing Date shall occur without regard to this Section 2.5.2.10.

     2.5.2.11 DOCUMENTS. All documents and instruments required hereunder to be delivered by CVSI or GPPV to WCTV at the Closing shall be delivered in form and substance reasonably satisfactory to WCTV and its counsel.

     2.5.2.12 VERIFICATION OF SUBSCRIBER COUNT. After reviewing materials reasonably requested by WCTV, WCTV is satisfied in its reasonable discretion that CVSI's subscriber count is as previously represented to WCTV.

     2.6 CLOSING DELIVERIES.

     2.6.1 CVSI. On the Closing Date, in addition to documents referred elsewhere, CVSI and/or GPPV shall deliver, or cause to be delivered, to WCTV:

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     2.6.1.1 Certificates, dated as of the Closing Date, executed by an authorized officer of CVSI and GPPV, to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that CVSI or GPPV, as the case may be, has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by CVSI or GPPV, as the case may be, on or prior to the Closing Date; and

     2.6.1.2 Such other documents as WCTV or its counsel may reasonably require.

     2.6.2 WCTV AND WILTECH. On the Closing Date, in addition to documents referred elsewhere, WCTV shall deliver, or cause to be delivered to CVSI and/or
GPPV:

     2.6.2.1 A certificate, dated as of the Closing Date, executed by an authorized officer of WilTech and WCTV, to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that WilTech and WCTV has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by WilTech and WCTV as the case may be, on or prior to the Closing Date; and

     2.6.1.2 such other documents as CVSI and GPPV may reasonably require.

     2.7 PARTNERS. CVSI and WCTV shall be the Partners together with any other Person admitted as a Partner as provided for in Section 6.

                                    SECTION 3
                         CONTRIBUTIONS; CAPITAL ACCOUNTS

     3.1 CVSI INITIAL CAPITAL CONTRIBUTIONS. CVSI will contribute or cause GPPV to contribute to the Company as its Initial Capital Contribution, free and clear of any liens, claims or encumbrances, except as otherwise allowed in this Agreement, resulting in an initial Percentage Interest of 75% (i) the assets, both tangible and intangible, comprising the CVSI business associated with the Network and associated with the CVS Business (collectively, the "Contributed Assets") including all such assets existing on the Formation date and acquired between that date and the Closing Date (subject to the provisions of Section
3.12.1 (a)) and including but not limited to (a) the affiliation agreements, arrangements and other understandings between CVSI or GPPV and cable systems and multiple system operators pertaining to the distribution of the Network to cable system subscribers on a PPV basis as listed on Schedule 1 (the "Affiliation Agreements") and (b) the license agreements, arrangements or understandings between CVSI or GPPV and studios and motion picture

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studios and pertaining to the license of hit movies and other programming for exhibition on the Network (the "Studio License Agreements") as listed on
Schedule 2, (ii) an assignment or, if the lessor refuses to provide its consent and a sublease requires no consent, a sublet of the lease dated March 13, 1995 between GPPV and Signature Place II Office Building for the lease of the premises located at 14785 Preston Road, Dallas Texas (the "Dallas Office Lease") pursuant to the Assignment and Assumption Agreement of Office Lease, (iii) the fixture, furniture and equipment and other tangible assets currently in place and used in the Dallas Office other than the fixture furniture and equipment located in the two offices used by GPPV salesmen (who shall occupy such offices pursuant to a Sublease in the form attached as Exhibit F) and which fixtures, furniture and equipment are listed on attached Schedule 3 pursuant to the Asset Contribution Agreement, (iv) the USWest File Server and associated equipment and agreements as described on attached Schedule 4, (v) an assignment of CVSI's interest in the VDT trials as listed on attached Schedule 5, (vi) the CABLE VIDEO STORE name and related identity and other names and marks for use by the Company in the United States and elsewhere in the world wherein such name or related identity, names and marks are being used as of the Formation Date by GPPV's entry into the Trademark License Agreement in the form attached as Exhibit C (the "Trademark License Agreement") and (vii) by its entry into the GPPV Service Agreement in the form attached as Exhibit B, the services provided thereunder throughout its entire term (including renewals) on the terms and conditions provided for therein, (viii) all deposits and prepaid expenses relating to or arising from the operations of the CVS Business, and (ix) all Authorizations (hereinafter defined). The Company shall assume, discharge and perform only the liabilities and obligations to be performed after the Closing Date under the contracts, leases, agreements, arrangements and other understandings being contributed in accordance with this Section 3.1 or to be performed pursuant to an agreement entered into by the Company. The Company shall not assume or be deemed to assume any debts, liabilities or obligations of CVSI, GPPV or any affiliate thereof except as hereinabove provided. Without limiting the foregoing, it is understood and agreed that GPPV and CVSI shall retain all obligations and liabilities, and neither the Company, WCTV nor WilTech shall assume or have any obligation or liability, with respect to, relating to or arising in connection with (i) GPPV's debtor/creditor relationship with Midlantic, (ii) any individual's employment by GPPV or CVSI prior to the Closing Date, including but not limited to obligations arising in connection with the termination of such employment or obligations relating to compensation or benefits payable or which may become payable to any such individual, or (iii) any litigation, judgment, claim or other matter described in Section 3.11.1(h), including without limitation any obligation or liability arising from any claim by CBS relating to the use of the name CVS. All agreements, and instruments by virtue of which the assets described above are to be contributed, transferred or licensed to the Company shall contain language limiting the assumption of liabilities consistent with the foregoing.

     3.1.1 The value of CVSI's capital contribution is derived from the items set forth in Section 3.1, whose value is agreed to be $7,984,771 based on 2,348,462 subscribers @ $3.40 per subscriber .

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

     3.2 WCTV- INITIAL CAPITAL CONTRIBUTION. WCTV will contribute to the Company as its Initial Capital Contribution, resulting in an initial Percentage Interest of 25% (i) $2,661,590 for working capital requirements, comprised of $2,100,000 in the form of cash, $1,000,000 of which is to be contributed at Closing, and the remainder of which is to be contributed over no more than an 18 month period following the Closing Date in accordance with the business plan or as otherwise required by the Company and $561,590 in the form of a credit to be provided under the WCTV Service Agreement and (ii) by its entry into the WilTech Service Agreement (the "WCTV Service Agreement") in the form attached as Exhibit A, the services described therein on the terms and conditions provided for therein. .

     3.2.1 If the number of Addressable Households on January 3, 1997, taking into account all cable systems which will cease carrying or commence carrying the Network on or about January 3, 1997 is less than 1,556,623 Addressable Households, then WCTV's initial Percentage Interest shall be equal to the lesser of (i) 51% or (ii) the percentage obtained by dividing $2,661,590 by the sum of
(a) $2,661,590 and the product of (1) $3.40 and (2) the number of Addressable Households on January 3, 1997 and CVSI's Percentage Interest shall be 100% minus WCTV's Percentage Interest. For these purposes, former Addressable Households which are no longer Addressable Households on January 3, 1997 as a result of (i) the Company electing, for economic reasons, not to make available to the cable system or cable head end servicing such Addressable Household a digital decoder decompressor or (ii) the Company providing PPV services to such Addressable Households via server based technology, shall be treated as an Addressable Household on January 3, 1997.

     3.2.2 If GPPV does not provide the services called for in the GPPV Services Agreement for the full four renewal Terms described therein whether as a result of GPPV's breach of its terms, GPPV's failure or refusal to provide such services, the rejection of such agreement by a bankruptcy trustee, or any other reason other than the Company's election not to renew a Term or Renewal Term or to have GPPV provide less than all of the services called for in the GPPV Services Agreement due to its desire to provide such services itself or have a third party provide the services for reasons unrelated to GPPV's performance, then the value of CVSI's initial contribution to the Company shall be reduced by the contributed value of such services as reflected on Exhibit A to the GPPV Services Agreement and WCTV's and CVSI's relative Percentage Interest shall be adjusted accordingly.

     3.3 INITIAL CAPITAL ACCOUNT. The parties have determined that the their initial Capital Account balances shall be for CVSI $7,984,771 (inclusive of CVSI's contribution as a result of GPPV's entering into the GPPV Services Agreement and agreeing to provide services to the Company for less than the agreed upon value as reflected in Exhibit A to the GPPV Services Agreement) and for WCTV $2,661,590 (inclusive of WCTV's contribution as a result of Vyvx's entering into the Vyvx Service Agreement and agreeing to provide service to the Company for less than agreed upon values as reflected in Section 3.2).

     3.4 NO ADDITIONAL CAPITAL CONTRIBUTIONS REQUIRED. Except as otherwise provided for in Sections 5.3, 5.7 and/or 5.10, no Partner shall be required to contribute any additional capital to the Company, and no Partner shall have any personal liability for any obligations or liabilities of the Company. If the Partners determine, in accordance with Sections 5.3, 5.7 and/or 5.10, to require an additional capital contribution, such additional capital contribution shall be made in accordance with the Interest Holders' respective Percentage Interests unless one Interest Holder is unwilling or unable to make the additional capital contribution in which event the other Partner may make the additional capital contribution on behalf of the non-contributing Interest Holder. In that event the Percentage Interests of the Interest Holders shall be adjusted based on their relative capital contributions, both initial and additional made to the Partnership.

     3.5 INTEREST ON CAPITAL CONTRIBUTIONS. The Interest Holders shall not be paid interest on their Capital Contributions except as otherwise provided for herein.

     3.6 RETURN OF CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution. No Interest Holder shall have the right to withdraw any part of his Capital Contribution except in accordance with the provisions of this Agreement.

     3.7 FORM OF DISTRIBUTION. Except as otherwise provided for in Section 7.3 and in the Trademark License Agreement, no Interest Holder shall have the right to receive anything but cash in connection with a distribution from the Company. If, however, an Interest Holder is entitled to receive a distribution from the Company, the Company may distribute cash, notes, property or a combination thereof to the Interest Holder; provided, however, that an Interest Holder may not be compelled to accept a distribution of an asset in kind to the extent that the percentage of the asset distributed to him exceeds his Percentage Interest.

     3.8 CAPITAL ACCOUNTS. A separate Capital Account shall be established and maintained for each Interest Holder in accordance with Code Section 704 and Treas. Reg. ss.1.704-1(b). The initial balance in the Interest holders' Capital Accounts shall be equal to the value of their respective Initial Capital Contributions as determined in accordance with Section 3.3.

     3.9 LOANS. If the provisions of this section 3.9 apply to a loan made by a Partner to the Company, the loan shall bear interest at (a) a rate agreed upon by the lending Partner and the Company or in the absence of such agreement (b) the lower of (i) 18% or (ii) the maximum rate permissible under law. Any such loan shall not be treated as an Additional Capital Contribution or convertible into Interests in the Company without a prior Super Majority Decision of the Partners pursuant to Section 5.7.14 and shall be repaid prior to any distributions to the Partners pursuant to Section 4.2.

     3.10 RECEIVABLES AND PAYABLES. All receivables and payables earned and owed for services provided and utilized before the Closing Date shall be the property and responsibility of GPPV. All receivables and payables earned and owed for services provided and utilized after the Closing Date shall be the property and responsibility of the Company. GPPV shall satisfy the payables within 30 days of the due dates of the payables and shall recognize the importance of satisfying such payables to the Company. WCTV acknowledges that it is industry practice that receivables from cable systems from PPV buys may not be received for up to 90 days following the month in which such buys occur and studio royalties are not typically paid until 30 days after receipt of the related receivable. GPPV agrees that it shall satisfy all studio payables attributable to receivables received by the Company from cable systems and MSO's attributable to buys which occurred prior to the Closing Date, within 30 days of receipt of the related receivable. Attached as Exhibit H is a list of those payables due within 30 days of the Closing Date and a projection of receivables and payables related to the period prior to the Closing Date. To protect the interests of the Company and WCTV's interest in the Company, WCTV shall have the right to direct the Company, upon five (5) days prior written notice to GPPV, to satisfy any or all of the pre-closing payables by making payments directly to the parties entitled thereto. In such case that the Company satisfies any or all of such payables, each amount so paid shall be deemed to be a loan from the Company to GPPV (collectively, the "Payables Loan"), each of which shall accrue interest at the lower of 18% annually or the maximum interest rate permissible under law. Each Payables Loan, including any accrued by unpaid interest, shall be repaid by GPPV on or before the first anniversary date of the Closing Date (the "Payables Loan Due Date"), regardless of the date of any such loans. At any time prior to the Payables Loan Due Date, WCTV shall have the option, at its sole discretion, to direct the Company and GPPV to satisfy the unpaid balance of any Payables Loan, including interest, by having the Company redeem such portion of GPPV's Interest in the Company equal to a percentage calculated by dividing the aggregate unpaid balance of the Payables Loan, including interest, by the Valuation Amount using the Closing Date as the Measurement Date.


     3.11 REPRESENTATIONS AND WARRANTIES.

     3.11.1 CVSI and GPPV represent and warrant to WCTV as follows:

     (a) Corporate Status and Authority. Each of CVSI and GPPV is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. CVSI is qualified to do business in all jurisdictions in which the conduct of its businesses requires such qualification, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on its assets, business, results of operations or condition (financial or other). Each of CVSI and GPPV has the corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder.

     (b) Authority for Agreement. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on CVSI's and GPPV's part. This Agreement has been duly executed and delivered by CVSI and GPPV and constitutes, and the Related Agreements when so executed and delivered each will constitute, their valid and legally binding obligations enforceable in accordance with their terms, except to the extent that the enforceability hereof and thereof (i) may be limited by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally or (ii) may be subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

     (c) No Conflict. Except as set forth in Disclosure Schedule 3.11.1(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person or governmental body (in each case, an "Approval") is required on CVSI's part in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated herein. The execution, delivery and performance of this Agreement and the Related Agreements by CVSI in accordance with their respective terms will not conflict with or result in any violation of or default under any provision of its Certificate of Incorporation or By-Laws or of any material mortgage, lease, agreement, instrument, permit, franchise, license, judgment, order, decree, law, rule or regulation applicable to it.

     (d) Financial Information. To the best of CVSI's and GPPV's knowledge, CVSI has furnished to WCTV true and correct copies of the financial statements relating to the CVS Business identified on Disclosure Schedule 3.11.1(d) (the "Financial Statements"). All of said Financial Statements, including any notes thereto, fairly present in all material respects the financial position of the CVS Business as of their respective dates and the results of its operations for the periods covered in accordance with GAAP. The latest financial statements identified on Schedule 3.11.1(d) are hereinafter referred to as the "Latest Financial Statements".

     (e) Contracts. (1) Schedule 1 contains a list of all of the Affiliation Agreements, Schedule 2 contains a list of all of the Studio License Agreements; the Trademark License Agreement in the form attached as Exhibit C includes a license of all trademarks, service marks, tradenames and other intellectual property rights comprising or used in connection with the CVS Business. Schedule 4 contains a description of the USWest File Server and all associated equipment and agreements. Schedule 5 contains a list of all agreements pertaining to the VDT Initiatives. Disclosure Schedule 3.11.1(e) contains a list as of the date of this Agreement of all other written or oral agreements, contracts and commitments relating to the CVS Business ("Contracts").

     (2) It has advised WCTV of, and made available to WCTV, complete and correct copies of all its Contracts set forth on such Schedules 1, 2, 4, 5 and Disclosure 3.11.1(e), and has provided in such Schedules complete and correct descriptions of the terms of any such oral Contracts.

     (3) Except as otherwise indicated in Schedules 1,2, 4 and 5 and Disclosure
Schedule 3.11(1)(e), all Contracts set forth in such Schedules are in full force and effect and enforceable against each party thereto. There does not exist under any such Contract any event of default or event or condition that constitutes or that, after notice or lapse of time or both, would constitute, a violation, breach or event of default thereunder on its part or, to its best knowledge, any other party thereto.

     (f) Absence of Undisclosed Liabilities. To CVSI's and GPPV's knowledge, there are no liabilities or obligations of any nature whatsoever, fixed or contingent, matured or unmatured, relating to the CVS Business other than (i) liabilities reflected in the Latest Financial Statements and (ii) liabilities incurred since the date of the Latest Financial Statements in the ordinary course of business.

     (g) Compliance with Laws; Governmental Authorizations. To CVSI's and GPPV's knowledge, CVSI is not, and has not been at any time since January 1, 1994, in violation in any material respect of any statute, rule, regulation, judgment, order or decree applicable to its assets or the conduct of its business. Disclosure Schedule 3.11.1(g) sets forth all consents, approvals, authorizations, waivers, permits, grants, franchise, concessions, licenses, exemptions or orders of, registrations, certificates, declarations or filing with, or report or notice to, any governmental body (each, an "Authorization") required by law or otherwise necessary for or material to the conduct of its Business. All such Authorizations have been duly obtained and are in full force and effect, and it is in full compliance with each of such Authorizations.

     (h) Litigation; Claims. (a) There are no judicial or administrative actions, proceedings or claims pending to which CVSI is a party, or, to CVSI's and GPPV's knowledge, threatened against CVSI and (b) there are no judicial or administrative actions, proceedings or claims pending, or to GPPV's and CVSI's knowledge, threatened, involving or relating to the Contributed Assets, the Network or the CVS Business.

     (i) Material Change. Since the date of the Latest Financial Statements, (a) the CVS Business has been conducted only in the ordinary course consistent with past practice and there has been no material adverse change in its assets, business, results of operations or condition (financial or other) and (b) GPPV has conducted its business only in the ordinary course consistent with past practices and there has been no material adverse change in GPPV's assets, business, results operations or condition (financial or otherwise) to the extent that any of the foregoing involves or relates to the Contributed Assets, the Network or the CVS Business.

     (j) Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried on without the intervention of any person acting on its behalf in such manner as to give rise to any valid claim against the other party for any broker or finder's commission, fee or similar compensation.

     3.11.2 WCTV and WilTech represent and warrant to CVSI as follows:

     (a) Corporate Status and Authority. Each of WilTech and WCTV is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. WCTV is qualified to do business in all states in which the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a have a material adverse effect on its assets, business, results of operations or condition (financial or other). Each of WilTech and WCTV have the corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder.

     (b) Authority for Agreement. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on WCTV's and WilTech's part. This Agreement has been duly executed and delivered by WCTV and WilTech and constitutes, and the Related Agreements when so executed and delivered each will constitute, its valid and legally binding obligation enforceable in accordance with its terms, except to the extent that the enforceability hereof and thereof (i) may be limited by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally or (ii) may be subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

     (c) No Conflict. No Approval is required on WCTV's or WilTech's part in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated herein. The execution, delivery and performance of this Agreement and the Related Agreements by WCTV and WilTech in accordance with their respective terms will not conflict with or result in any violation of or default under any provision of its Certificate of Incorporation or By-Laws or of any material mortgage, lease, agreement, instrument, permit, franchise, license, judgment, order, decree, law, rule or regulation applicable to it.

     (d) Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried on without the intervention of any person acting on its behalf in such manner as to give rise to any valid claim against the other party for any broker or finder's commission, fee or similar compensation.

     3.12 COVENANTS AND AGREEMENTS OF CVSI AND GPPV. CVSI and GPPV covenant and agree with WCTV and WilTech as follows:

     3.12.1 NEGATIVE COVENANTS. Pending and prior to the Closing Date, neither CVSI nor GPPV will, without the prior written approval of WilTech, do or agree to do any of the following:

     (a) Dispositions. Sell, assign, lease or otherwise transfer or dispose of any of the Contributed Assets; provided, however, that CVSI and GPPV may sell, assign, lease or otherwise transfer or dispose of any of such Contributed Assets if such Contributed Assets are expended in the ordinary course of business, consistent with such party's past business practices and with customary practices in the pay-per-view industry, and property or equipment of like kind and equivalent value is substituted therefor.

     (b) Customer Agreements. Enter into any customer agreement, contract, commitment or understanding relating to or affecting the Contributed Assets, the Network, or the business and operations thereof, except those which are in the ordinary course of business and are consistent with CVSI's and GPPV's past business practices.

     (c) Additional Contracts. Materially modify or amend any contract or agreement comprising the Contributed Assets or enter into any other contracts, leases, commitments, understandings, licenses, or other agreements relating to or affecting the Contributed Assets, the Network, or the business and operations thereof (collectively, "Additional Contracts") or incur any obligation or liability (contingent or absolute) relating to or affecting the Assets, the System, or the business or operations thereof; provided, however, that CVSI and GPPV may enter into such Additional Contracts in the ordinary course of business consistent with such party's past business practices and with customary practices in the pay-per-view industry.

     (d) Breaches. Do or omit to do any act (or permit such action or omission) which will cause a material breach of any contract or agreement comprising the Contributed Assets or any other contract, understanding, commitment, obligation, lease, license or other agreement to which CVSI or GPPV is a party or by which such parties are bound and which relates to or affects the Contributed Assets, the Network, or the business and operations thereof.

     (e) Actions Affecting Authorizations or Contracts. Do or omit to do any act which may jeopardize the validity or enforceability of or rights under the Authorizations, or any material lease or other contract, or which materially diminishes the value thereof.

     (f) Accounts. Accelerate the collection of Accounts Receivable, or decelerate the payment of accounts payable, except to conform with CVSI's or GPPV's past business practices.

     3.12.2 AFFIRMATIVE COVENANTS. Pending and prior to the Closing Date, CVSI and GPPV will each:

     (a) Preserve Existence. Preserve its corporate existence and business organization intact, maintain its existing franchises and licenses, use its commercially reasonable efforts to preserve for the Company relationships with suppliers, customers, employees and others having business relations with CVSI and GPPV, all of the foregoing being required only to the extent that the failure to do would have a material adverse effect upon the Contributed Assets, the Network, or the business and operations of the Network, and keep all physical assets comprising the Contributed Assets and the Network in their present condition, ordinary wear and tear excepted.

     (b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 3.12.1(a)), (i) carry on the businesses and activities of the Contributed Assets, the Network and the CVS Business, including without limitation, the sale of services to customers, entering into other agreements, leases, commitments or understandings in the usual and ordinary course of business consistent with CVSI's and GPPV's past business practices and with customary practices in the pay-per-view industry;
(ii) pay or otherwise satisfy all obligations of the Contributed Assets, the Network and the CVS Business as they come due and payable; (iii) maintain all of physical assets comprising the Contributed Assets and the Network in customary repair, order and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore.

     (c) Maintain Authorities. Maintain the validity of the Authorities, and comply in all material respects with all applicable rules and regulations of the Federal Communications Commission or any another applicable regulatory body.

     (d) Taxes. Pay or discharge when due and payable all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes, which relate to the Contributed Assets, the Network or the CVS Business, or the business or operations thereof, unless being contested in good faith.

     (e) Corporate Action. Take all corporate action under the law of any state having jurisdiction over such parties necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

     (f) Transfer Tax; Bulk Sales. Take all necessary action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

     (g) Other Information; Supplements to Schedules. Provide to WilTech all such other information (including information regarding GPPV's or CVSI's customers and suppliers) and copies of documents, as WilTech may reasonably request, provided that they relate to or affect the Contributed Assets, the Network, the CVS Business, or the business and operations thereof. From time to time prior to the Closing Date and on the Closing Date, GPPV will promptly supplement or amend the Schedules attached hereto with respect to any matter hereafter arising or discovered by GPPV or CVSI, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules.

     (h) Engineering Inspections. Prior to the Closing, permit WilTech and WilTech's consulting engineers and other representatives, agents, employees and independent contractors, at WilTech's expense, to conduct engineering and other inspections of the Network and the facilities in a manner so as not to disrupt the operations of GPPV or CVSI.

     (i) Insurance. Maintain in full force and effect all of GPPV's and CVSI's existing casualty, liability, and other insurance relating to or affecting the Contributed Assets, the Network, the CVS Business, or the business and operations thereof, through the day immediately prior to the Closing Date, in amounts not less than those in effect on the date hereof.

     (j) Violations. Upon receiving notice or otherwise becoming aware of any violation relating to the Authorizations, or relating to Contributed Assets, the Network, the CVS Business, or the business and operations thereof, of any applicable rules and regulations of the Federal Communications Commission, or any material violations under any other applicable statutes, rules, regulations, or laws, promptly notify WilTech and, at GPPV's or CVSI's expense, cure all such violations prior to the Closing Date.

     3.13 COVENANTS AND AGREEMENTS OF WILTECH AND WCTV. WilTech and WCTV covenant and agree with GPPV and CVSI as follows:

     3.13.1 CORPORATE ACTION. Prior to the Closing, WilTech and WCTV shall take all corporate action under the law of the State of Delaware necessary to effectuate the transactions contemplated by this Agreement and the agreements or instruments called for hereunder; provided, however, that GPPV shall take all actions relating to the formation of the Company under the general partnership laws of the State of Oklahoma, including all fictitious name filings and similar requirements.

                                    SECTION 4
                         PROFIT, LOSS AND DISTRIBUTIONS
              4.1    ALLOCATION OF PROFITS AND LOSSES.

     4.1.1 PROFITS. After giving effect to the special allocations set forth in
Section 4.3, Profits shall be allocated among the Interest Holders as follows:

     4.1.1.1 to the Partners in proportion to and in an amount not greater than the excess, if any, of the aggregate amount of Losses previously allocated to the respective Partner from the Company's inception through the end of the preceding year over the Profits previously credited to such Partner from the Company's inception through the end of the preceding year;

     4.1.1.2 then, the balance, if any, to the Partners in accordance with their Percentage Interests.

     4.1.2 LOSSES. After giving effect to the special allocations set forth in
Section 4.3, Losses shall be allocated as follows:

     4.1.2.1 to the Partners in accordance with their Percentage Interests provided Losses shall not be allocated to a Partner in an amount in excess of its positive balance in its Capital Account and its share of the Company's Minimum Gain (if any), determined in accordance with Treas. Reg. ss.1.704-2(g), determined immediately prior to such allocation;

     4.1.2.2 then, the balance, if any, to the other Partner, until the aggregate amount of Losses to be allocated to such Partner is equal to such Partner's Capital Account Balance and its share of the Company's Minimum Gain;

     4.1.2.3 then, the balance, if any, to the Partners in accordance with their Percentage Interests.

     4.2 DISTRIBUTION OF AVAILABLE CASH. Available Cash shall be distributed to the Interest Holders no less frequently than quarterly, within 45 days of the end of each fiscal quarter of the Company, to the Partners in accordance with their Percentage Interest except as otherwise provided in Sections 7.2 and 7.3.1 following the dissolution of the Company.

     4.3 CHARGEBACKS AND SPECIAL ALLOCATIONS.

     4.3.1 MINIMUM GAIN CHARGEBACK. Except as set forth in Treas. Reg. ss.1.704-2(f), if during any fiscal year there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation under this Section 4, shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Interest Holder's share of the net decrease in the Minimum Gain, computed in accordance with Treas. Reg. ss.1.704-2(g). Allocations of income and gain under this
Section 4.3.1 shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities, to the extent of the Minimum Gain attributable to those assets, and thereafter from a pro-rata portion of the Company's other items of income and gain for the fiscal year. It is the intent of the parties that any allocation under this Section 4.3.1 shall constitute a "minimum gain chargeback" under Treas. Reg. ss.1.704-2(f).

     4.3.2 INTEREST HOLDER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Treas. Reg. ss.1.704-2(i)(4), if during any fiscal year there is a net decrease in Interest Holder Minimum Gain attributable to an Interest Holder Nonrecourse Liability, each Interest Holder who has a share of the Interest Holder Minimum Gain attributable to such Interest Holder Nonrecourse Liability shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Interest Holder's share of the net decrease in the Interest Holder Minimum Gain. This allocation shall be made after the allocation under Section 4.3.1, and prior to any other allocation under this Section 4. Allocations of income and gain under this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to Interest Holder Nonrecourse Liabilities to the extent of Interest Holder Minimum Gain attributable to those assets, and thereafter from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this Section 4.3.2 shall constitute a "minimum gain chargeback" under Treas. Reg. ss.1.704-2(i).

     4.3.3 QUALIFIED INCOME OFFSET. If any Interest Holder unexpectedly receives any adjustment, allocation, or distribution described in Treas. Reg. ss.1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section
1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible. An allocation under this Section
4.3.3 shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for under this Section 4.3 have been tentatively made as if this Section 4.3.3 were not in the Agreement.

     4.3.4 NONRECOURSE DEDUCTIONS. Nonrecourse Deductions shall be specially allocated among the Interest Holders in accordance with the rules provided for in Treas. Reg. ss.1.704-2(e).

     4.3.5 INTEREST HOLDER NONRECOURSE DEDUCTIONS. Any Interest Holder Nonrecourse Deductions shall be specially allocated to the Interest Holders who bear the risk of loss with respect to the Interest Holder Nonrecourse Liability to which the Interest Holder Nonrecourse Deductions are attributable, as determined in accordance with Treas. Reg. ss.1.704-2(b), in the proportion in which they share such risk of loss.

     4.3.6 CODE SECTION 754 ADJUSTMENT. To the extent an adjustment to the tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required under Treas. Reg. ss.1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that Section of the Regulations.

     4.3.7 WITHHOLDING. All amounts required to be withheld under Code Section 1446 or any other provision of federal, state, or local law shall be treated as actually distributed to the affected Interest Holder for all purposes under this Agreement.

     4.3.8 ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTY. The Company shall make such allocations that are necessary to reflect contributions or distributions of property with an adjusted tax basis different than the property's fair market value to comply with Code Section 704(c) and Treas. Reg. ss.1.704-3, including allocations of income, gain, loss or deduction with respect to contributed property.

     4.3.9 ALLOCATIONS RELATING TO TAXABLE ISSUANCE OF PARTNERSHIP. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest in the Company to an Interest Holder (the "Issuance Items") shall be allocated among the Interest Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Interest Holder, shall be equal to the net amount that would have been allocated to each such Interest Holder if the Issuance Items had not been realized.

     4.4 LIQUIDATION.

     4.4.1 Upon the liquidation of the Company, the assets of the Company shall be distributed to the Interest Holders in accordance with Sections 7.2 and 7.3.1.

     4.4.2 No Interest Holder shall be obligated to restore a negative Capital Account, whether following dissolution or liquidation or otherwise.

     4.5 REGULATORY ALLOCATIONS.

     4.5.1 All Profits and Losses shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the fiscal year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's fiscal year is otherwise separated into two or more short years, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profits and Losses shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year.

     4.5.2 The Partners are hereby authorized, upon the advice of the Company's tax counsel, to amend this Section 4 if necessary to comply with the Code and the Regulations promulgated under Code Sections 704(b) and (c); provided, however, that no amendment shall materially affect the distributions to an Interest Holder without the Interest Holder's prior written consent.

     4.5.3 Special allocations of items of income or gain pursuant to Section
4.3 may not be consistent with the manner in which the Partners intend to divide the Profits, Losses, Nonrecourse Deductions, gain and similar items. Accordingly, Profits, Losses, Nonrecourse Deductions, and other items shall be allocated subsequent to any such special allocations among the Partners in a manner consistent with Treas. Reg. ss.ss. 1.704-1(b) and 1.704-2 so as to prevent such special allocations from distorting the manner in which overall Company Profits, Losses and Nonrecourse Deductions are intended to be allocated among the Partners pursuant to section 4.1. In general, the Partners and the Company anticipate and agree that this will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction among the Partners in the current year or subsequent years so that the net amount of such special or other unintended allocations to each Partner is zero after taking into account present value concepts.

                                    SECTION 5
                      MANAGEMENT, RIGHTS, POWERS AND DUTIES

     5.1 MANAGEMENT. Management of the Company, other than Day-to-Day Management (as defined in Section 5.2) shall be vested in the Partners through an Operating Committee ("Operating Committee"). Initially, the Operating Committee shall consist of five (5) uncompensated members ("OC Members"), three to be appointed by CVSI and two to be appointed by WCTV. From and after the first annual re-election of OC Members, each holder of outstanding Interests shall be entitled to appoint/elect its proportionate share (based on relative Percentage Interests) of OC Members. If, however, CVSI and/or WCTV holds more than 20% in Interests in the Company, such Partner shall be entitled to appoint at least two persons to the Operating Committee and if as a result of the foregoing, the Partner holding a majority of the Interests has not appointed a majority of the OC Members, such Partner shall be entitled to appoint such number of OC Members as will constitute a majority of the OC Members and the number of OC Members on the Operating Committee will be increased appropriately to reflect the foregoing. The Partner holding the greater Percentage Interests in the Company shall appoint the "Chief Executive Officer and Chairman" ("CEO") of the Operating Committee and the other Partner shall appoint the Vice Chairman of the Operating Committee. The initial OC Members shall be, on CVSI's behalf, J. Roger Faherty (who shall be the initial CEO), Rich Kirby and a person to be designated by GPPV on the Closing Date and on WCTV's behalf, Del Bothof (who shall be the initial Vice Chairman) and Bunker Sessions. The OC Members shall communicate with each other on a regular basis with regard to Company activities.

     5.1.1 MANAGEMENT THROUGH OPERATING COMMITTEE. Except as determined by the Operating Committee pursuant to this section 5 or otherwise pursuant to this Agreement, no Partner shall have any right or authority to take any action on behalf of the Company with respect to third parties. It is the parties' intention to manage through consensus wherever possible.

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

     5.1.2 VACANCIES. Each OC Member shall hold office until death, resignation or removal at the pleasure of the Partner which appointed such OC Member. If an OC Member, the CEO or Vice Chairman resigns or withdraws, the Partner that appointed the vacating OC Member, CEO or Vice Chairman, as the case may be, shall appoint such person's successor.

     5.2 DAY-TO-DAY MANAGEMENT. Day-to-Day Management shall refer to the daily and ongoing operational, development and strategic management of the Company exclusive of Majority Decisions and Super Majority Decisions which are reserved for the Operating Committee pursuant to Section 5.3. The Company's chief operating officer ("COO") shall be responsible for Day to Day management and shall report to, and be subject to the oversight, supervision and ultimate control of, the Operating Committee. The position of COO shall initially be offered to Barry Goldberg, upon such terms and conditions as shall be described in an offer letter to be signed by GPPV and mutually agreed upon by the parties following the Formation Date and before the Closing Date. Any other Company officers shall report to the COO. Any officer of the Company, including the COO, may be removed at any time, with or without cause, by the Operating Committee. All officers shall have such power and authority as the Operating Committee or the COO may delegate. In the event of the resignation, death or removal or the COO, a replacement shall be appointed by the Operating Committee in accordance with Section 5.7.8.

     5.3 VOTING; DECISIONS BY OPERATING COMMITTEE. Each Partner shall designate one OC Member to vote on Majority Decisions and Super Majority Decisions of the Operating Committee. All voting shall be in accordance with the Partners' respective Percentage Interests in the Company. All matters as specified in
Section 5.6 to properly come to a vote of the Operating Committee shall be decided by a simple majority, by Percentage Interests, of the Partners (a "Majority Vote"). All matters specified in Section 5.7 to properly come to a vote of the Operating Committee shall be decided by an affirmative vote of at least 81% of the Percentage Interests (a "Super Majority Vote"). Regular meetings of the Operating Committee shall be held bi-monthly on or about the first mutually convenient business day of every other month. Either Partner may request a special meeting of the Operating Committee upon at least 10 days prior written notice to the other Partner. At least five days prior to each Operating Committee, the agenda for such meeting shall be prepared and distributed to the Partners, in the event of a regular bi-monthly meeting, by the COO or the Chairmen and, in the event of a special meeting, by the Partner calling the meeting. Operating Committee meetings shall be held at the Company's offices unless the Partners agree to the contrary. Attendance at meetings may be in person or by telephone conference call.

     5.3.1 QUORUM. At each meeting of the Operating Committee, the presence in person or by telephone of at least two OC Members designated by each Partner shall be necessary to constitute a quorum for the transaction of business.

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

     5.3.2 WRITTEN CONSENTS. Any action required or permitted to be taken at a meeting of the Operating Committee may be taken without a meeting if at least two OC Members designated by each Partner consent thereto in writing.

     5.4 BUDGETS AND BUSINESS PLANS. At least 10 business days prior to each scheduled meeting of the Operating Committee which falls within two months of the beginning of a fiscal quarter, the COO in conjunction with the Company's financial controller or the equivalent thereof, shall prepare and distribute to the OC Members a budget and business plan for the following calendar quarter. The COO shall prepare an initial budget and business plan, a draft of which is attached as Exhibit G which shall be reviewed, modified and adopted at the first Operating Committee meeting. The budget shall provide a projection of Company revenues and Company expenses (broken down into separate categories with backup, where appropriate) together with a projection of the monthly cash flow needs and whether any capital contributions or external financing will be necessary to meet Company's cash flow needs. The business plan shall include, among other things, the Company's planned activities for the upcoming quarter, the monthly capital needs thereof, fixed asset requirements, staffing changes and other matters which are pertinent to planning for the next quarter. The Operating Committee shall discuss, revise and approve the budget and business plan.

     5.5 MONTHLY FINANCIAL STATEMENTS. Within fifteen business days after the close of each month, the COO shall cause the Company to prepare and distribute to the Partners an income statement, a balance sheet and a cash flow statement (prepared in accordance with GAAP) and other statements and information reasonably requested by GPPV or WCTV, for the prior month. Such instruments shall include information in addition to, or more detailed than, that required by GAAP to the extent reasonably requested by the Operating Committee and shall include at a minimum, with respect to Company receipts, a breakdown from the Network and other revenue sources and product lines and with respect to expenses, a breakdown by category and such other information as the COO, with the advice of the OC Members deem reasonably pertinent.

     5.6 MAJORITY DECISIONS. The following decisions or matters (collectively "Majority Decisions") shall require an affirmative Majority Vote of the Partners.

     5.6.1 The increase in Company expenses or capital expenditures for a quarter in excess of that set forth in the budget for that quarter by more than 10%;

     5.6.2 The purchase or lease of property for use by the Company where the purchase price or aggregate lease cost exceeds $150,000;

     5.6.3 The hiring or firing of any Company employee where the annual aggregate salary to be paid to such employee exceeds $125,000;

     5.6.4 The appointment of senior operating officers of the Company other than the COO and any change in the compensation to be paid by the Company to any such officers;

     5.6.5 The Company borrowing funds or creating a liability from any source or guaranteeing any obligation where the aggregate borrowing or guarantee exceeds $150,000;

     5.6.6 The entry into any contract, agreement or other obligation with any Person where the aggregate expenditure exceeds $150,000;

     5.6.7 The commencement of any legal action or arbitration proceeding (except for routine debt collection);

     5.6.8 The replacement of the Company's CEO; and

     5.6.9 The grant of options with a fair market value exercise price to acquire Interests in the Company to Company officers and management, excluding noncompensated officers and management ("Employee Options") in an amount not to exceed 5% of the aggregate Interests (by Percentage Interests) held by CVSI and WCTV.

     5.6.10 The selection of, or after selection, any change in the Company's auditors or legal counsel of the Company.

     5.7 SUPER MAJORITY DECISIONS. The following decisions or matters (collectively the "Super Majority Decisions") shall require a Super Majority Vote.

     5.7.1 Except as otherwise provided for in Section 6, admission of additional Partners to the Company, the issuance of Interests in the Company to any third party including a public offering, the granting of any rights to acquire an Interest in the Company, excluding the grant of Employee Options which in the aggregate, do not exceed 5% of the aggregate Interests (by Percentage Interests) held by WCTV and CVSI or other actions which could result in the dilution of WCTV's or CVSI's Interests;

     5.7.2 Approval of a merger or consolidation of the Company with or into another Person or the conversion of the Company into a different form of juridical entity;

     5.7.3 The termination of the Company; or the sale or disposition of all or substantially all of the assets of the Company; or the continuation of the Company beyond the term specified in Section 2.4;

     5.7.4 The sale, setting or spinning off or separation of any Company business into a separate corporate or partnership entity;

     5.7.5 The entry into any joint venture or partnership agreement or the establishment of subsidiary which will not be wholly owned by the Company or the establishment of a business entity which will be owned with a third party;

     5.7.6 The amount and timing of distributions to the Partners;

     5.7.7 The selection of a new President or COO;

     5.7.8 The provisions of services by one Partner or an Affiliate thereof to the Company except for the services to be provided for in the initial GPPV and WilTech Service Agreements;

     5.7.9 The approval of the initial business plan and future business plans and quarterly and annual budgets and material adjustments to the WilTech and GPPV Service Agreements;

     5.7.10 Any non-budgeted financial expenditure in excess of $1,000,000 or the entry into any contract not identified in the budget where the Company's aggregate commitment will be in excess of $1,000,000;

     5.7.11 The grant of Employee Options (i) where the aggregate amount of Employee Options exceed 5% of the aggregate Interests (by Percentage Interests) held by CVSI and WCTV and (ii) with an exercise price below fair market value on the date of grant;

     5.7.12 The registration of any Interests for an initial public offering or otherwise;

     5.7.13 The requirement that the Interest Holders make an additional capital contribution to the Company, including in connection with a Proposed Transaction as provided for in Section 5.10;

     5.7.14 The Company borrowing funds or creating a liability from any source or guaranteeing any obligation where the aggregate borrowing or guarantee exceeds $250,000, treating any loan as an additional capital contribution or any borrowing which is convertible into any Interest in the Company;

     5.7.15 The increase in Company expenses or capital expenditures for a quarter in excess of that set forth in the budget for that quarter by more than 25%; or

     5.7.16 The determination to change the programming content of the Network or the server-based channels from that currently contained on the Network or envisioned by the initial business plan.

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

     5.8 CONFIDENTIALITY. Each Partner shall, and shall cause each of its Affiliates, and each of its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Agents") to, keep secret and retain in strictest confidence, and not use for any purpose except as contemplated by this Agreement, any and all confidential information relating to the Company which is (i) not otherwise in the public domain and (ii) not required to be disclosed by such Partner, its Affiliates or Agents pursuant to Federal, state or local law, and shall not disclose such information, and shall cause its Agents not to disclose such information, to anyone except (x) such Partner's Affiliates or Agents who have a need to know such information in connection with the matters contemplated by this Agreement, and (y) other Persons (such as lenders to a Partner) who have a bona fide business reason for obtaining such information in connection with their dealings with such Partner and who agree in writing to keep in confidence all confidential information in accordance with the terms of this Section 5.8. The obligations under this
Section 5.8 shall survive the termination of this Agreement for a period of three years.

     5.9 AFFILIATED SERVICES.

     5.9.1 AFFILIATED SERVICES. The Company shall consider opportunities to leverage and integrate the Company with the existing businesses of WCTV, WilTech, CVSI and GPPV, and the parties would seek to take advantage of such opportunities (subject to any regulatory restrictions, including without limitation any transfer pricing restrictions), including without limitation any opportunity to allow the Company to have WCTV provide transmission services currently being provided to GPPV by third parties; however, the Company shall be free to explore the most effective and efficient solutions and services available from any and all potential vendors.

     5.9.2 Except as otherwise requested, directed or provided for by its customers, the Company hereby grants to GPPV and its Affiliates the right of first refusal to supply adult programming or content which GPPV or its Affiliates own or exclusively control to the Company pursuant to the following conditions:

     (i) CVSI owns at least 10% of the Percentage Interests in the Company;

     (ii) in accordance with the GPPV adult rate schedule as provided for in the GPPV Services Agreement;

     (iii) that there is no change in control of GPPV or CVSI as defined in
Section 6.5.2 herein;

     (iv) that GPPV is at the time in compliance with the provisions of the GPPV Services Agreement.

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

The Company agrees that at such time that GPPV or its Affiliates offer (i) interactive television applications; or (ii) horse racing or other gaming applications, the Company shall discuss in good faith any potential for the mutual development and/or distribution thereof.

     5.9.3 RIGHT OF FIRST REFUSAL ON STORE AND FORWARD SERVICES. The Company hereby grants to WCTV and its Affiliates, for so long as WCTV owns at least 10% of the Percentage Interests in the Company, the right of first refusal to supply Store and Forward Services as described in the Vyvx Services Agreement.

     5.10 OTHER OPPORTUNITIES. For two years following the Closing Date, CVSI or GPPV, as applicable, shall grant the Company a right of first refusal, on a transaction by transaction basis, with respect to proposed acquisitions or other arrangements with Spectravision, Viewer's Choice and/or Request currently under consideration by CVSI or GPPV ( such a transaction is referred to as a "Proposed Transaction"). If a Proposed Transaction is achievable, the Company shall have no more than 30 days to determine whether to pursue a Proposed Transaction and may determine whether, pursuant to Sections 3.9, 5.3 and 5.7, to require the Interest Holders to make additional capital contributions to fund such Proposed Transaction. The CEO shall have primary authority to negotiate on the Company's behalf with regard to transaction. The Vice Chairman and COO shall have the right to participate in such discussions and negotiate a Proposed Transaction. The Company shall reimburse GPPV or WilTech for any agreed upon reasonable direct out of pocket expenses incurred in connection with a Proposed Transaction.

     5.10.1 If the Company elects not to pursue a Proposed Transaction as a result of a negative vote by WCTV or CVSI, then whichever of those two Partners voted against the proposed Transaction shall refrain from interfering with the Proposed Transaction, either directly or through its Affiliates, for a period of 45 days from the date of the negative vote. If the Company elects not to pursue a Proposed Transaction as a result of a negative vote of both Partners within such 30 day time period, or the Company is unable to consummate a Proposed Transaction after the good faith efforts of the Company and the Partners, CVSI and/or GPPV may elect upon prior written notice to WCTV and WilTech to pursue such Proposed Transaction itself and WCTV, WilTech and their Affiliates shall refrain from interfering, either directly or indirectly, in CVSI's and GPPV's efforts to consummate the Proposed Transaction itself for a period of 45 days following receipt of such notice. If the Partner who is allowed to pursue the Proposed Transaction, as described above, is unable to secure a letter of intent or a more binding agreement with respect to such Proposed Transaction within such 45 day period, either Partner or their Affiliates shall be free to pursue such Proposed Transaction outside of the Company. Other than during any applicable 45 day restriction period described above, and subject to such right of first refusal set forth above, neither CVSI, GPPV, WCTV, WilTech, nor their respective Affiliates are prohibited from pursuing an acquisition of or business combination with Spectravision, Viewer's Choice, Request, or any other Person.

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

     5.11 LIABILITY AND INDEMNIFICATION.

     5.11.1 A Partner shall not be liable, responsible or accountable, in damages or otherwise, to any other Partner or to the Company for any act performed by the Partner with respect to Company matters in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing duties hereunder, a Partner shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, presented by one or more agents or employees of the Company or by counsel or other professionals retained by the Company.

     5.11.2 The provisions of Section 5.11.1 shall not eliminate or limit the liability of any Partner if it is determined by the judgment or order of a court of competent jurisdiction, the time for appeal from which shall have expired without appeal having been taken, that (i) the Partner's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) the Partner personally gained a financial profit or other advantage to which he was not legally entitled.

     5.11.3 No Partner shall be liable, responsible or accountable, in damages or otherwise, for any liability or act or omission of the Company or another Partner.

     5.11.4 The Company shall indemnify and hold harmless each Partner from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a Partner in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) (an "Indemnified Proceeding") to which a Partner is, was or at any time becomes a party or is threatened to be made a party by reason of the fact that the Partner is or was the Partner, unless a court of competent jurisdiction, by judgment or order the time for appeal from which shall have expired without appeal having been taken, shall have determined that (i) the Partner's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the Partner personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The Company shall advance all expenses reasonably incurred by or on behalf of the Partner in connection with any Indemnified Proceeding within 20 days after the receipt by the Company of a statement or statements from the Partner requesting such advance or advances from time to time. Such statement or statements shall identify the nature and amount of the expenses to be advanced with reasonable specificity and shall be accompanied by a written undertaking by the Partner to repay any expenses advanced if it shall ultimately be determined by the order or judgment of a court of competent jurisdiction the time for appeal from which shall have expired without appeal having been taken, that the Partner was not entitled to indemnification with respect to the Indemnified Proceeding with respect to which such advance was made.

     The termination of any Indemnified Proceeding or of any claim, issue or equivalent shall not of itself adversely affect the right of the Partner to indemnification or create a presumption that the Partner did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

     5.12 TITLE HOLDING. Title to the Company's property shall be held in the name of the Company, or if held be another party, as nominee for the Company.

                                    SECTION 6
                              TRANSFER OF INTERESTS
                                       AND
                             WITHDRAWALS OF PARTNERS

     6.1 DEFINITIONS A "Substituted Partner" is a person admitted to the Company as a Partner who acquired his Interest from a former Partner. An "Additional Partner" is a person acquiring an Interest (other than an Interest previously owned by a Partner) directly from the Company and who is admitted to the Company as a Partner in accordance with each of the provisions of this Agreement.

     6.2 ADDITIONAL AND SUBSTITUTED PARTNERS. No Additional Partners may be admitted to the Company without the unanimous written consent of the Partners. No Substituted Partners may be admitted to the Company except as otherwise provided for in Sections 6.3 and 6.4.

     6.3 LIMITATIONS ON ASSIGNMENT.

     6.3.1 Except as provided under Section 6.3.2 and 6.4, a Partner may not pledge, hypothecate, sell or exchange or otherwise encumber or dispose his Interest.

     6.3.2 Except for transfers by operation of law or pursuant to Section 6.4, a Partner may not transfer, pledge or otherwise dispose of his Interest except
(i) to a corporation controlled by the transferring Partner or in which the Transferring Partner holds a controlling interest or (ii) a corporation which controls, directly or indirectly the Partner. For these purposes, a controlling interest shall mean, with respect to a corporation, ownership of more than 50%, by vote and value, of the stock of a corporation or, with respect to a partnership, ownership, directly or indirectly of more than a 50% interest in the capital or profits of a partnership.

     6.3.3 If a transferee otherwise satisfies the requirements of this Section 6.3, such transfer shall not occur unless the transferee executes a counterpart of this Agreement, and any certificate determined by the remaining Partner to be necessary or appropriate and agrees to be bound by each of such document's terms and provisions.

     6.4 RIGHT OF FIRST REFUSAL; BRING ALONG. If a Partner (the "Offering Partner") wishes to Transfer all or a portion of its Interest ("Offered Interest") to a third party, it shall first offer to Transfer the Offered Interest to the other Partner (the "Non-Offering Partner") by giving written notice thereof (the "Offer Notice"). The Non-Offering Partner shall have 30 days from its receipt of the Offer Notice to propose the terms on which it is prepared to acquire the Offered Interest by delivering a written notice of its bid, containing the terms and conditions thereof, to the Offering Partner (the "Bid Notice"). The Offering Partner may accept the bid contained in the Bid Notice or shall have up to 60 days to obtain bona fide bids from third parties for the Offered Interest. If any such bids contain more favorable economic terms than the Bid Notice, Offering Partner shall give the Non-Offering Partner notice within such 60 day period of such competing bid(s) specifying the terms thereof and the identity of the third party(is) (the most favorable of such bids is referred to as the "Competing Bid" and the Person providing the Competing Bid is referred to as the "Prospective Partner"). The Non-Offering Partner shall have 30 days from its receipt of the Competing Bid to elect to: (i) match the Competing Bid in which event Non-Offering Partner and Offering Partner will enter into an agreement on terms and conditions consistent with the Competing Bid for the Transfer of the Offered Interest to the Non-Offering Partner, (ii) exercise its Bring Along Rights, as defined and provided for in Section 6.4.1, or (iii) not match the Competing Bid or exercise its Bring Along Rights, in which event the Offering Partner shall be free to Transfer the Offered Interest to the Prospective Partner in accordance with the Competing Bid and the provisions of Section 6.3 in which event the Prospective Partner shall be admitted to the Partnership as an Additional or Substituted Partner, as the case may be.

     6.4.1 BRING ALONG. If the Non-Offering Partner elects not to match the Competing Bid, the Non-Offering Partner may elect within the 30 day time period to Transfer a portion of its Interest to the Prospective Partner on the same terms and conditions contained in the Competing Bid ("Bring Along Rights"). In that event, the Prospective Partner shall be required to acquire the Percentage Interest contained in the Competing Bid from each of the Offering Partner and the Non-Offering Partner in the same proportion as such Partners' respective Percentage Interests in the Partnership.

     6.5 CALL. On or after the following anniversary dates of the Closing Date, WCTV shall have an option to purchase and CVSI shall have an obligation to sell that portion of its Interest as follows: (i) On or after the second anniversary of the Closing Date, that portion of CVSI's Interest in the Company as will result in WCTV owning, as among CVSI, WCTV and Company employees holding Employee Options ("Employee Option Holders") and treating such Employee Option Holders as having exercised their Employee Options, 51% of the Percentage Interests in the Company (the "First Call"); and (ii) on or after the third anniversary of the Closing Date, that portion of CVSI's Interest in the Company as will result in WCTV owning, as among CVSI, WCTV and Employee Option Holders and treating such Employee Option Holders as having exercised their Employee Options, 80% of the Percentage Interests in the Company (the "Second Call"). Notwithstanding the provisions of Section 6 or any other provision of this Agreement, CVSI shall not transfer such portion of its Interest in the Company as would result in its being unable to satisfy the First Call.

     6.5.1 The purchase price to be paid by WCTV upon exercise of the First or Second Calls shall be the product of (i) the Valuation Amount and (ii) the Percentage Interest in the Company being transferred by CVSI to satisfy either the First Call or the Second Call, as the case may be. Such Percentage Interest shall be determined by dividing (a) the Interest being transferred by (b) the aggregate amount of outstanding Interests in the Company. For these purposes and to take into account the dilution caused by Employee Options and other options or rights to acquire Interests in the Company, the aggregate amount of outstanding Interests shall be determined using the same principles employed in determining the "weighted average number of common shares and equivalents outstanding" in the calculation of "earnings per share" for GAAP purposes.

     6.5.2 CHANGE IN CONTROL. If there is a "change in control" of GPPV or CVSI and in WCTV's reasonable discretion, being in partnership with the Person acquiring control could be detrimental to WCTV's business reputation or such Person is in a business competitive with the Company and/or WilTech or any of its direct or indirect subsidiaries, WCTV shall be entitled to put all of its Interest to CVSI at an offered price per Percentage Interest; CVSI may accept or refuse the put. If CVSI refuses the put, WCTV may call all of CVSI's Interest at price equal to the greater of (i) offered price per Percentage Interest or (ii) the amount determined using the Valuation Amount. For these purposes, a change in control will be deemed to have occurred only if (a) a majority of GPPV's common stock is acquired by a Person or group of Persons acting in concert during any 60 month period, (b) at least 30% of GPPV's common stock is acquired by a Person or group of Persons acting in concert during any 12 month period and a majority of the members of GPPV's or CVSI's Board of Directors are replaced by directors not endorsed by the prior Board members, or (d) substantially all of GPPV's or CVSI's assets are acquired by a Person or group of Persons acting in concert during any 12 month period.

     6.6 REASONABLENESS OF RESTRICTIONS. Each Partner hereby acknowledges the reasonableness of the prohibitions contained in this Section 6 in view of the purposes of the Company and the relationship of the Partners. The Transfer of any Partnership Interests in violation of the prohibition contained in this
Section 6 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Partnership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Partners, participate in the management of the Company, receive distributions from the Company or have any other rights in or with respect to the Partnership Rights.

     6.7 WITHDRAWAL.

     6.7.1 No Partner or Interest Holder may voluntarily resign or withdraw from the Company.

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

     6.7.2 An Involuntary Withdrawal shall occur, with respect to any Partner, upon the occurrence of any of the following events:

     6.7.2.1 the Partner makes an assignment for the benefit of creditors;

     6.7.2.2 the Partner files a voluntary petition in bankruptcy;

     6.7.2.3 the Partner is adjudged bankrupt or insolvent or there is entered against the Partners an order for relief in any bankruptcy or insolvency proceeding;

     6.7.2.4 the Partner files a petition seeking reorganization, composition, readjustment, dissolution, or similar relief under any statute, law or regulation;

     6.7.2.5 the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding described in Sections 6.7.2.1 through 6.7.2.4;

     6.7.2.6 the Partner seeks, consents to, or acquiesces in the appointment of a trustee or receiver for or liquidation of the Partner or of all or any substantial part of the Partner's properties;

     6.7.2.7 any proceeding instituted against the Partner seeking reorganization, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Partner or all or any substantial part of the Partner's properties without the Partner's agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed for ninety (90) days, after the expiration of the stay during which period the appointment is not vacated; or

     6.7.2.8 the dissolution and winding up of a Partner.

     6.7.3 Immediately upon the occurrence of an event of Involuntary Withdrawal, the successor to the withdrawn Partner shall thereupon become an Interest Holder but shall not become a Partner.

                                    SECTION 7
                            DISSOLUTION, LIQUIDATION
                         AND TERMINATION OF THE COMPANY

     7.1 EVENTS OF DISSOLUTION. The Company shall be dissolved upon the happening of any of the following events:

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

     7.1.1 the last date on which the Company is to dissolve as set forth in
Section 2.4;

     7.1.2 upon the vote or written agreement of a Super-Majority of the OC Members as provided in Section 5.7;

     7.1.3 upon the occurrence of an Involuntary Withdrawal of a Partner that is described in Sections 6.7.2.1 through 6.7.2.7 unless all of the other Partners elect, to continue the business of the Company pursuant to the terms of this Agreement.

     7.2 PROCEDURE FOR WINDING UP AND DISSOLUTION.

     If the Company is dissolved, the Partners shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed as follows:

     7.2.1 first, to third party creditors of the Company (excluding Partners who are creditors) in satisfaction of liabilities of the Company;

     7.2.2 second, to creditors of the Company who are Partners or their Affiliates in satisfaction of liabilities of the Company; and

     7.2.3 third, to Interest Holders, after giving effect to the allocations of Profits and Losses provided for in Section 4.1, in proportion to their remaining Capital Account balances with any excess distributed to the Partners in accordance with Percentage Interests.

     7.3 RETURN OF CONTRIBUTED PROPERTY; CONTINUING LICENSE.

     7.3.1 Notwithstanding any provision of this agreement to the contrary, if the dissolution of the Company occurs prior to WCTV exercising its First Call or otherwise acquiring a majority of the Interests in the Company, the Company shall distribute, to the parties to the extent possible, taking into account the parties' relative Interests in the Company and their respective Capital Account balances, the property contributed by such party to the Company as a distribution in kind.

     7.3.2 If the Company is continuing to operate the Network using the CABLE VIDEO STORE name and related identity when the Company is to be dissolved and if WCTV will continue to operate such Network, then GPPV shall assign all right title and interst in and to the CABLE VIDEO STORE name and related marks and identity and ther names and marks to WCTV.

     7.4 FILING OF ARTICLES OF DISSOLUTION. If the Company is dissolved accordance with the terms hereof, the Partners shall promptly file any document(s) required by law.

                                    SECTION 8
                                 BOOKS, RECORDS,
                          ACCOUNTING AND TAX ELECTIONS

     8.1 BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Partners shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein. The Company's funds shall not be commingled with the funds of any other Person.

     8.2 BOOKS AND RECORDS. The Partners shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office of business for examination by any Partner or the Partner's duly authorized representative at any and all reasonable times during normal business hours.

     8.3 ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be its fiscal year. The Company's fiscal year shall be the 12 month period ending December 31st until a different fiscal year is selected by the OC, subject to the requirements and limitations of the Code.

     8.4 REPORTS. In addition to the items and information described in Section 5.5, within 90 days after the end of each fiscal year of the Company, the COO shall cause to be sent to each Person who was a Partner at any time during the fiscal year then ended a complete accounting of the affairs of the Company for the fiscal year then ended, reviewed by the Company's independent auditors. The Company's financial statements shall be audited by auditors as selected or changed in accordance with Section 5 if required by the OC. In addition, within 75 days after the end of each fiscal year of the Company, the COO shall cause to be sent to each Person who was an Interest Holder at any time during the fiscal year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year.

     8.5 TAX ELECTIONS. The Partners shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Partner's sole and absolute discretion.

     8.6 METHOD OF ACCOUNTING. Unless otherwise provided herein, the Company books of account shall be maintained in accordance with GAAP; provided that for purposes of making allocations and distributions hereunder, the relevant items shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with adjustments required by Treas. Reg. section 1.704-1(b) to properly maintain Capital Accounts. Each Partner acknowledges that the Capital Account balances of the Partners for the purposes described in the preceding sentence are not computed in accordance with GAAP and accordingly that any GAAP financial statements for the Company do not reflect their true Capital Account balances.

     8.7 TAXATION.

     8.7.1. STATUS OF THE COMPANY. The Partners acknowledge that this Agreement creates a partnership for federal income tax purposes, and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

     8.7.2 TAX ELECTIONS AND REPORTING

     (a) GENERALLY. The Company shall make the following elections and take the following positions under United States income tax laws and Treasury Regulations and any similar state laws and regulations;

               (i) Adopt the year ending December 31 as the annual accounting period (unless otherwise required by the Code and Treasury Regulations);

               (ii) Adopt the accrual method of accounting; and

               (iii) Insofar as permissible, report the Company's tax attributes and results using principles consistent with those assumed in connection with entering into this Agreement.

     (b) CODE SECTION 754 ELECTION. The Operating Committee shall, upon the written request of any Partner, cause the Company to file an election under Code section 754 and the Treas. Regs. thereunder to adjust the basis of the Company's assets under Code section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.

     (c) TAX MATTERS PARTNER. CVSI shall be the "tax matters partner," as that term is defined in Code section 6231(a)(7) (the "Tax Matters Partner") with all of the rights, duties and powers provided for in sections 6221 through 6232, inclusive, of the Code, provided that the Tax Matters Partner shall not pay or agree to pay any audit assessment, or any amount in settlement or compromise of any litigation, in respect of income taxes of the Company, in excess $25,000 in any one instance or series of related instances, unless approved by the Operating Committee. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any tax claims made by the Internal Revenue Service or any other taxing jurisdiction to the extent that such claims relate to adjustment of Company items at the Company level and, in connection therewith, shall retain and pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall deliver to each Partner and the Board of Control a semi-annual report on the status of all tax audits and open tax years relating to the Company, and shall consult with and keep all Partners and the Board of Control advised of all significant developments in such matters coming to the attention of the Tax Matters Partner. All reasonable expenses of the Tax Matters Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other reasonable fees and expenses in connection with such defense shall be borne by the Company. Except as provided in Section 8.1, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Partner or any costs of separate counsel chosen by such Partner to represent the Partner with respect to any aspect of such challenge.

     (d) COMPANY TAX RETURNS. The Tax Matters Partner will prepare, or case to be prepared, together with the Company's management and outside auditors, any and all tax and information returns required to be filed by the Company. Each Partner shall provide such information, if any, as may be reasonably requested by the Company for purposes of preparing such tax and information returns. The Company shall use its best efforts to (i) cause copies of all tax returns to be submitted to each Partner 30 days before the date due, including extensions, and
(ii) deliver to each Partner within 90 days after the end of each taxable year any additional information in the possession of the Company that the Partners may require for the preparation of their own income tax returns.

                                    SECTION 9
                                 INDEMNIFICATION

     9.1 SURVIVAL. The representations and warranties made in Section 3 of this Agreement shall survive for a period of two years after the Closing Date. After the Closing Date, the sole and exclusive remedy of the parties for any inaccuracy of any representation or warranty hereunder shall be the indemnities provided by Sections 9.2 and 9.3.

     9.2 INDEMNIFICATION BY GPPV AND CVSI. Subject to the conditions and provisions of Section 9.4, GPPV and CVSI, jointly and severally, agree to indemnify, defend and hold harmless WilTech and WCTV from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by WilTech or WCTV, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against WilTech or WCTV (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by WilTech or WCTV pursuant to Section 3.2 arising out of, relating to or resulting from the businesses of GPPV or CVSI, or relating to or resulting from the Contributed Assets, the Network, the CVS Business or the business and operations of any of the foregoing during the period prior to the Closing Date; (b) any material misrepresentation or breach of the representations and warranties of GPPV or CVSI contained in or made pursuant to this Agreement; or (c) any material noncompliance by GPPV or CVSI with any covenants, agreements or undertakings of such parties contained in or made pursuant to this Agreement; provided, that any claim for indemnification hereunder must be asserted in a writing which describes in reasonable detail the facts and circumstances with respect to such claim, before the expiration of the applicable period of survival specified in Section 9.1.

     9.3 INDEMNIFICATION BY WILTECH AND WCTV. Subject to the conditions and provisions of Section 9.4, WilTech and WCTV, jointly and severally, hereby agree to indemnify, defend and hold harmless GPPV and CVSI from and against all demands, claims, complaints, actions, suits, proceedings, investigations, arbitrations, or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by GPPV or CVSI, directly or indirectly, by reason of or resulting from
(a) any liability or obligation of or claims against GPPV or CVSI (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by WilTech or WCTV hereunder; (b) any material misrepresentation or breach of the representations and warranties of WilTech or WCTV contained in or made pursuant to this Agreement; or (c) any material noncompliance by WilTech and WCTV with any covenants, agreements or undertakings of WilTech or WCTV contained in or made pursuant to this Agreement; provided, that any claim for indemnification hereunder must be asserted in a writing which describes in reasonable detail the facts and circumstances with respect to such claim, before the expiration of the applicable period of survival specified in Section 9.1.

     9.4 NOTICE AND DEFENSE OF CLAIMS

     (a) NOTICE OF CLAIM. If any action, claim or proceeding (a "Claim") shall be brought or asserted against any party seeking indemnification (the "Indemnified Person") Indemnified Person in respect of which indemnity may be sought under Sections 9.2 and 9.3 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Claim to the Indemnifying Person which may assume the defense thereof, including by the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all of such counsel's fees and expenses; provided that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice shall (i) describe in reasonable detail the facts and circumstances with respect to the Claim being asserted and (ii) refer to Sections 9.2 and 9.3, as applicable.

     (b) DEFENSE OF CLAIM. In the event that the Indemnifying Person undertakes the defense of the Claim, the Indemnifying Person will keep the Indemnified Person advised as to all material developments in connection with any Claim, including, but not limited to, promptly furnishing to the Indemnified Person copies of all material documents filed or served in connection therewith. The Indemnified Person shall have the right to employ one separate counsel per jurisdiction in any of the foregoing Claims and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and representation by the same counsel is inappropriate due to actual differing interests between them; provided that under no circumstances shall the Indemnifying Person be liable for the fees and expenses of more than one counsel per jurisdiction in any of the foregoing Claims for the Indemnified Person together with its Affiliates and their respective officers, directors, employees, agents, successors and assigns, taken collectively and not separately. The Indemnifying Person may, without the Indemnified Person's consent, settle or compromise any Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money by the Indemnifying Person and provides for the unconditional release by the claimant or the plaintiff of the Indemnified Person and its Affiliates from all liability in respect of such Claim. In the event that the Indemnifying Person, within 20 business days after receiving written notice of any such Claim, fails to assume the defense thereof, the Indemnified Person shall have the right, subject to the provisions of this Section 9 to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Person.

                                   SECTION 10
                               GENERAL PROVISIONS

     10.1 ASSURANCES. The Partners agree to execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Partners deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

     10.2 NOTIFICATIONS. Any notice, demand, consent, election, approval, request or other communication (collectively, a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by overnight express mail, certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder's address on the records of the Company. A notice to the Company must be addressed to the Company's registered office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, a substitute address for notices; and, thereafter, notices are to be directed to that substitute address.

     10.3 COMPLETE AGREEMENT. This Agreement and related attachments constitute the complete and exclusive statement of the agreement among the Partners. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.

     10.4 AMENDMENT. Except as expressly provided otherwise herein, this Agreement may not be amended without the unanimous consent of the Partners.

     10.5 APPLICABLE LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Oklahoma.

     10.6 SECTION TITLES. The headings herein are inserted as a matter of convenience only, and do not define or limit the scope of this Agreement or the intent of the provisions hereof.

     10.7 BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, the parties hereto their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

     10.8 TERMS. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

     10.9 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable; if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     10.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     10.12 BUSINESS OPPORTUNITIES. Notwithstanding any provision of this Agreement to the contrary, other than in Section 5.10 (to which this section shall be subject), WilTech, WCTV, GPPV and CVSI may pursue any business opportunities and acquire additional businesses, including without limitation, businesses involved in aspects of the PPV industry or systems integration, without first offering such opportunities to the Company . Neither WilTech, WCTV, GPPV or CVSI nor any of their respective affiliates shall be restricted from engaging in any line of business , including without limitation, a business that competes with the Company.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

CABLE VIDEO STORE, INC.                       WITNESS

By:    /s/ J. Roger Faherty                         /s/ Daniel J. Barsky
       -------------------------              --------------------------------
Name:  J. Roger Faherty                       Date: 1/27/96
       -------------------------                    --------------------------
Title: Chairman  & CEO
       -------------------------
Date:  1/27/96
       -------------------------

WILTECH CABLE TELEVISION                      WITNESS
SERVICES, INC.

By:    /s/ S. Miller Williams                       /s/ Bunker Sessions
       -------------------------              --------------------------------
Name:  S. Miller Williams                     Date: 1/27/96
       -------------------------                    --------------------------
Title: President
       -------------------------
Date:  1/27/96
       -------------------------

GRAFF PAY-PER-VIEW INC.                       WITNESS

By:    /s/ J. Roger Faherty                         /s/ Daniel J. Barsky
       -------------------------              --------------------------------
Name:  J. Roger Faherty                       Date: 1/27/96
       -------------------------                    --------------------------
Title: Chairman  & CEO
       -------------------------
Date:  1/27/96
       -------------------------

THE WILTECH GROUP, INC.                       WITNESS

By:    /s/ S. Miller Williams                       /s/ Bunker Sessions
       -------------------------              --------------------------------
Name:  S. Miller Williams                     Date: 1/27/96
       -------------------------                    --------------------------
Title: President
       -------------------------
Date:  1/27/96
       -------------------------